Exhibit 99.1

IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President Chief Financial Officer (856) 532-6603
6000 Central Highway Pennsauken, NJ 08109

J & J SNACK FOODS
REPORTS FIRST QUARTER SALES
AND EARNINGS

Pennsauken, NJ, January 23, 2012 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 24, 2011.

Sales increased 11% to $172.7 million from $155.6 million in last year’s first quarter. Net earnings were $5.5 million in the current quarter compared to $7.1 million last year.  Earnings per diluted share were $.29 for the first quarter compared to $.38 last year. Operating income decreased 23% to $8.5 million in the current quarter from $11.0 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, "ICEE improved significantly from last year. Other than ICEE, our results were disappointing.  Contributing factors were weak volume, inability to offset ingredient and packaging cost increases and other increases in operating costs."

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and  SLUSH PUPPIE frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes,  MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies, PATIO burritos and HAND FULLS and HOLLY RIDGE BAKERY filled handheld  products.  J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida; Colton, Vernon  and Norwalk, California; Holly Ridge, North Carolina; and Weston, Oregon.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.
**BARQ’S is a registered trademark of Barq’s Inc.

- more -

	Consolidated Statement of Operations Three Months Ended
	December 24,	December 25,
	2011	2010
	(unaudited)
	(in thousands)

Net sales	$172,686	$155,632
Cost of goods sold	126,280	109,531
Gross profit	46,406	46,101
Operating expenses	37,943	35,128
Operating income	8,463	10,973
Other income	316	200
Earnings before income taxes	8,779	11,173
Income taxes	3,294	4,079
Net earnings	$5,485	$7,094

Earnings per diluted share	$.29	$.38
Earnings per basic share	$.29	$.38
Weighted average number of diluted shares	18,874	18,702
Weighted average number of basic shares	18,806	18,578

	Consolidated Balance Sheets
	December 24, 2011	September 24, 2011
	(unaudited)
	(in thousands)

Cash & cash equivalents	$94,091	$87,479
Current marketable securities held to maturity	8,650	25,506
Other current assets	128,846	146,865
Property, plant & equipment, net	127,039	124,650
Goodwill	70,070	70,070
Other intangible assets, net	51,373	52,005
Marketable securities held to maturity	63,000	42,000
Other	2,226	2,241
Total	$545,295	$550,816

Current liabilities	$65,492	$75,848
Long-term obligations under capital leases	448	523
Deferred income taxes	40,993	41,050
Other long-term obligations	965	1,007
Stockholders’ equity	437,397	432,388
Total	$545,295	$550,816

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

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